Exhibit 99.1

Red Cat’s Teal 2 sUAS Receives Remote ID Certification From FAA

SAN JUAN, Puerto Rico, Aug. 22, 2023 -- Red Cat Holdings, Inc. (Nasdaq: RCAT) ("Red Cat" or the "Company"), a drone technology company integrating robotic hardware and software for military, government and commercial operations, today announces that its military-grade sUAS, the Teal 2, has received Remote ID certification from the Federal Aviation Administration (FAA).

Remote ID allows UAS in flight to provide identification and location information that other parties can receive via a broadcast signal. The technology is designed to provide increased safety and security in U.S. airspace as unmanned aerial systems become more ubiquitous. The FAA will require all UAS operating in the U.S. national airspace system to be equipped with Remote ID as of Sept. 16.

Red Cat’s integrated Remote ID system goes above and beyond the technology being used in competing drones. It sits inside the Teal 2 vehicle, broadcasting data from the flight control system about once per second to ensure a high level of accuracy. The use of Bluetooth 5 allows the signal to be transmitted over a longer distance — as far as a mile — significantly outpacing the range of other systems on the market.

“I think this really speaks to who we are at Red Cat and what our values are,” said Brendan Stewart, vice president of regulatory affairs at Red Cat. “We view ourselves as an aircraft manufacturer, as opposed to a consumer electronics manufacturer building something that flies. What sets us apart is our ability to look into the future, figure out what the FAA’s goals are in implementing a particular regulation, and then build technology that allows us to not only meet the regulation today, but sets our customers up for long-term success in a changing regulatory environment.”

Red Cat recently tested its Remote ID integration in New York with NUAIR acting as the independent third-party validator, using ASTM International standard F3586-22 for the means of compliance testing. Working alongside individuals from the standardization committee who helped write the regulations for Remote ID, NUAIR personnel also provided mission commander, visual observers, airworthiness check and test card formulation.

“Remote ID is another great step forward to safely integrate drones into the national airspace and move the commercial drone industry forward,” said NUAIR CEO Ken Stewart. “NUAIR has conducted multiple validations for other ASTM Standards including sUAS parachute recovery systems and we are happy to see Red Cat receive their certification following our successful validation of their Remote ID solution.”

Going forward, all Teal 2 systems sold for operation within the U.S. will be manufactured with Remote ID included. Red Cat is also creating a pathway for owners of previously manufactured Teal 2s to have Remote ID modules installed on their units to comply with FAA regulations.

“We've put a lot of effort, a lot of resources and a lot of capital into this to make sure that our customers won't have a service interruption,” said Brendan Stewart. “For us at Red Cat, standing behind the quality of our products means ensuring that they’ll remain operational and compliant with regulations long into the future.”

To view a spec sheet for the Teal 2, click here.

To watch a short video about the Teal 2, click here.

About Red Cat Holdings, Inc.

Red Cat (Nasdaq: RCAT) is a drone technology company integrating robotic hardware and software for military, government and commercial operations. Red Cat’s solutions are designed to “Dominate the Night™” and include the Teal 2, a small unmanned system offering the highest-resolution thermal imaging in its class. Learn more at www.redcatholdings.com.

Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will," "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.

Contacts

NEWS MEDIA:
Dalton Agency
Phone: (615) 515-4891
Email: redcat@daltonagency.com

INVESTORS:
CORE IR
Phone: (516) 222-2560
Email: investors@redcat.red
Website: https://www.redcatholdings.com

###